EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is dated as of January 31, 2014, by and among C Media Limited (“C Media”), Shane McMahon (“McMahon”) and YOU On Demand Holdings, Inc. (the “Company”).

BACKGROUND

WHEREAS, McMahon is the owner of 7,000,000 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “McMahon Series A Shares”), issued to him pursuant to that certain Securities Purchase Agreement, dated May 18, 2010, as amended as of July 9, 2010, between the Company and McMahon;

WHEREAS, the Company intends to raise $19,000,000 through the issuance and sale of shares of Series E Preferred Stock of the Company, par value $.001 per share (the “Series E Shares”), to C Media and certain other purchasers (the “Other Purchasers”, and together with C Media, the “Purchasers”) pursuant to a Series E Preferred Stock Purchase Agreement, by and among the Company and the Purchasers (the “Series E SPA,” and the transactions contemplated thereby, collectively, the “Series E Financing”);

WHEREAS, on the date the Series E Financing is consummated (the “Series E Closing”), the Company will issue to C Media 933,333 Series E Shares (the “Series E Exchange Shares”) with the rights and preferences set forth in the Certificate of Designation of Series E Convertible Preferred Stock of the Company (the “Series E COD”);

WHEREAS, in order to induce C Media to consummate the Series E Financing, McMahon and C Media have agreed that, immediately following the Series E Closing, McMahon will exchange with C Media all of the McMahon Series A Shares for the Series E Exchange Shares in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1.   All capitalized terms not otherwise defined herein shall have the meanings given to them in the Series E SPA.

2.   McMahon, C Media and the Company hereby acknowledge and agree that all of the rights and obligations of any of them set forth in this Agreement are entirely contingent upon the occurrence of a Series E Closing in accordance with the terms of the Series D Preferred Stock Purchase Agreement, by and between the Company and C Media, dated as of July 5, 2013, as amended as of November 4, 2013 (the “Series D SPA”), and that, if there is no Series E Closing, this Agreement shall terminate in accordance with Section 8 hereof.

3.   McMahon and C Media hereby agree that, assuming the Series E Closing occurs, simultaneously with the Series E Closing, that certain Amended and Restated Voting Agreement,

dated as of July 18, 2013, between McMahon and C Media shall be terminated, without further legal force or effect.

4.   McMahon, C Media and the Company hereby agree that immediately following the Series E Closing:

(a)   McMahon shall deliver to C Media stock certificate no. A-001, representing the McMahon Series A Shares, duly endorsed for transfer, or an executed Affidavit of Lost Certificate, and McMahon and the Company shall take any and all such further actions as may be required for all of McMahon’s rights with respect to the McMahon Series A Shares to be transferred in full to C Media; and

(b)   C Media shall deliver to McMahon stock certificate no. E-002, representing the Series E Exchange Shares, duly endorsed for transfer, and C Media and the Company, as applicable, shall take any and all such further actions as may be required for McMahon to become the owner of the Series E Exchange Shares.

5.   McMahon hereby represents and warrants the following to C Media with regard to the McMahon Series A Shares to be exchanged with C Media pursuant to Section 4(a) hereof:

(a)   McMahon has the power and authority to execute, deliver and perform his obligations under this Agreement, including with respect to the McMahon Series A Shares, and this Agreement is a legal, valid and binding obligation, enforceable against McMahon.

(b)   McMahon owns, of record and beneficially, and has valid title to and sole voting power with respect to, all of the McMahon Series A Shares, free and clear of any and all liens or encumbrances.

(c)   The McMahon Series A Shares are all of the shares of Series A Preferred Stock of the Company, par value $0.001 per share, owned by McMahon, free and clear of any liens or encumbrances.

6.   C Media hereby represents and warrants the following to C Media with regard to the McMahon Series A Shares to be exchanged with C Media pursuant to Section 4(b) hereof

(a)   C Media has the power and authority to execute, deliver and perform its obligations under this Agreement, including with respect to the Series E Exchange Shares, and this Agreement is a legal, valid and binding obligation, enforceable against C Media.

(b)   C Media owns, of record and beneficially, and has valid title to and sole voting power with respect to, all of the Series E Exchange Shares, free and clear of any liens or encumbrances.

7.   Each party to this Agreement hereby represents, warrants and covenants as follows with respect to itself or himself, as applicable:

(a)   This Agreement constitutes legal, valid and binding obligations of such party and is enforceable against such party in accordance with its terms.

(b)   The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of such party except as expressly set forth herein.

(c)   Such party agrees to execute and deliver promptly any and all such further reasonable documents, instruments and certificates, and to undertake all such further acts, as may be necessary, desirable or appropriate to effectuate the terms of this Agreement.

8.   This Agreement shall terminate upon the earlier of (a) mutual written agreement by each of the parties hereto, (b) the date, if any, when C Media delivers written notice to the Company of its intention not to consummate the Series E Financing, (c) the Second Revised E Outside Date, as that term is defined in the Series D SPA and (d) the date that all of the transactions contemplated hereby are consummated in full.

9.   This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written.

10.   No amendment to this Agreement shall be effective unless in writing and signed by each of the parties hereto.

11.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

12.   This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the day and year first written above.

COMPANY YOU ON DEMAND HOLDINGS, INC. By: /s/ Marc Urbach Name: Marc Urbach Title: CFO

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MCMAHON /s/ Shane McMahon Shane McMahon

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C MEDIA C MEDIA LIMITED By: /s/ Xuesong Song Name: Xuesong Song Title: Chairman & CEO

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